Filed Pursuant to Rule 433

Dated June 26, 2017

Registration Statement Nos. 333-206233

333-206233-03

Relating to

Preliminary Prospectus Supplement Dated June 26, 2017 and

Prospectus dated August 7, 2015

RENAISSANCERE FINANCE INC.

RENAISSANCERE HOLDINGS LTD.

3.450% SENIOR NOTES DUE 2027

Issuer:	RenaissanceRe Finance Inc.

Guarantor:	RenaissanceRe Holdings Ltd.

Ratings*:	Moody’s: A3 (Stable) S&P: A (Negative)

Principal Amount:	$300,000,000

Public Offering Price:	99.272% of the principal amount

Underwriting Discount:	0.650%

Trade Date:	June 26, 2017

Settlement Date:	June 29, 2017

Maturity Date:	July 1, 2027

Security Type:	Senior Unsecured Fixed Rate Notes

Minimum Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Coupon:	3.450%

Interest Payment Dates:	Semi-annually on July 1 and January 1 of each year, commencing on January 1, 2018

Day Count Convention:	30/360

Yield to Maturity:	3.537%

Benchmark Treasury:	2.375% due May 15, 2027

Benchmark Treasury Yield:	2.137%

Spread to Benchmark Treasury:	140 basis points

Optional Redemption Provisions:

Make-Whole Call:

The Redemption Price for any redemption of Notes before April 1, 2027 shall be equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the
Discounted Present Value of the Notes to be redeemed, plus in each case accrued and unpaid interest on the principal amount of such Notes to, but excluding, the Redemption
Date.

“Discounted Present Value” of any Note subject to optional redemption shall be equal to the sum of the present values of the remaining scheduled payments of principal and interest
(excluding interest accrued to the Redemption Date) on such Note discounted to the
Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve
30-day months) at the applicable Treasury Rate plus 25 basis points.

Par Call:	The Redemption Price for any redemption of Notes on or after April 1, 2027 shall be equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on such principal amount of such Notes to, but excluding, the Redemption Date.

CUSIP/ISIN:	75973Q AA5 / US75973QAA58

Joint Book-Running Managers:	Barclays Capital Inc. Wells Fargo Securities, LLC

Joint Lead Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	BMO Capital Markets Corp. HSBC Securities (USA) Inc. Morgan Stanley & Co. LLC

*	Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The Issuer and the Guarantor have filed a registration statement (including a prospectus) (Registration Nos. 333-206233 and 333-206233-03) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus for this offering in that registration statement, the preliminary prospectus, the final prospectus, when available, and other documents the Issuer and the Guarantor have filed with the SEC for more complete information about the Issuer, the Guarantor and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, the Guarantor, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847 and Wells Fargo Securities, LLC toll free at 1-800-645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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